Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, July 13, 2004

Media General Reports June Revenues

RICHMOND, Va. - Media General, Inc. (NYSE: MEG) today reported June 2004 revenues of $68.4 million, a 7.3 percent increase from June 2003. Publishing Division total revenues increased 4.4 percent, Broadcast Division total revenues rose 11.4 percent, and Interactive Media Division revenues were up 53.8 percent.

Publishing Division newspaper advertising revenues increased $1.5 million, or 4.6 percent, from the same period last year. Including online revenues from newspaper Web sites, total publishing revenues increased 5 percent and newspaper advertising revenues rose 5.4 percent compared with last June.

Classified revenues continued to be the primary source of growth for the Publishing Division. In the month of June, Classified advertising revenues grew $1.1 million, or 8.2 percent, from last year. Strong employment advertising continued to drive positive results at the company's three metro newspapers, as The Tampa Tribune, the Richmond Times-Dispatch and the Winston-Salem Journal exceeded last year's Classified revenues by 5.8 percent, 6.3 percent, and 9 percent, respectively. Combined employment linage for the month at the three metro newspapers was 19.4 percent higher than 2003, more than offsetting moderately lower automotive linage. Employment linage was up 19 percent at The Tampa Tribune, 15 percent at the Richmond Times-Dispatch, and 32 percent at the Winston-Salem Journal.

Retail revenues were about even with last year. The Tampa Tribune and its associated community dailies experienced a 9 percent increase in retail revenues for the month, as a result of solid grocery store and health care advertising. Retail advertising also was up at community newspapers in Alabama and South Carolina. Retail advertising revenues were below last year at the Winston-Salem Journal, Richmond Times-Dispatch and several community newspapers.

Preprint revenues were above last year by $360,000, or 6.1 percent, reflecting higher circulation volumes at The Tampa Tribune, as well as increases in most community markets. Retail ROP revenues and retail preprint revenues combined were $220,000, or 1.5 percent, higher than last year for the Publishing Division.

National revenues were down $220,000, or 7.7 percent from last June, primarily the result of softness at The Tampa Tribune, the result of lower automotive, travel and drug advertising. The Winston-Salem Journal's national revenues also were down from last year, due to lower automotive and telecommunications advertising. The Richmond Times-Dispatch was 5 percent above last year.

Circulation revenues increased $195,000, or 3 percent. The higher revenues are primarily due to rate increases in many markets over the last nine to twelve months, as well as circulation increases at The Tampa Tribune of 2.4 percent daily and 3.6 percent Sunday.

Broadcast gross time sales increased by $2.3 million, or 10.4 percent, reflecting higher political advertising and increased local time sales.

Political revenues of $1.9 million compared with $205,000 in the same period of 2003. Higher political revenues for the month came from U.S. Senate primaries in Florida, Georgia, North Carolina and South Carolina; presidential campaign spending in Florida, Louisiana, Iowa and, for the first time, Virginia, which has recently come to be seen as a swing state. In addition, political revenues reflected issue spending primarily in Florida and Georgia, as well as local and state congressional campaigns in Alabama and Georgia.

Local time sales increased $925,000, or 6.8 percent, led by increases in the fast food, services and telecommunications categories, which more than offset declines in automotive and department store advertising. National time sales declined $255,000, or 2.9 percent, reflecting decreases in the automotive, medical and entertainment categories, which more than offset gains in the services and paid programs categories.

Interactive Media Division revenues increased 53.8 percent to $1.1 million, driven by a nearly 54 percent increase in classified advertising and strong growth in the national/regional advertising categories.

About Media General

Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company's publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General's 26 network- affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company's interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Investor Contact: Lou Anne J. Nabhan (804)649-6748	Media Contact: Ray Kozakewicz (804)649-6103

MEDIA GENERAL INC.

Revenues and Page Views

	June			Year-to-Date
	2004	2003	% Change	2004	2003	% Change

Revenues (000)	$68,364	$63,732	7.3%	$433,046	$406,803	6.5%
Publishing	42,719	40,934	4.4%	276,234	265,372	4.1%
Broadcast	24,793	22,246	11.4%	152,126	138,134	10.1%
Interactive Media	1,129	734	53.8%	6,484	4,412	47.0%
Eliminations	(277)	(182)	(52.2)%	(1,798)	(1,115)	(61.3)%

Selected Publishing Revenues (000)
By Category
Advertising	$35,182	$33,633	4.6%	$225,232	$215,948	4.3%
Classified	14,886	13,761	8.2%	92,543	85,199	8.6%
Retail	9,480	9,490	(0.1)%	64,103	64,941	(1.3)%
National	2,603	2,821	(7.7)%	15,778	16,001	(1.4)%
Preprints	6,210	5,852	6.1%	40,368	39,370	2.5%
Other	2,003	1,709	17.2%	12,440	10,437	19.2%
Circulation	6,672	6,477	3.0%	44,999	43,548	3.3%
By Property
Richmond	10,466	10,148	3.1%	67,676	65,290	3.7%
Tampa	13,359	12,733	4.9%	87,011	83,699	4.0%
Winston-Salem	4,029	3,983	1.2%	26,052	26,359	(1.2)%
Community Newspapers	14,693	13,939	5.4%	94,416	89,286	5.7%

Advertising Revenues (Dailies) (000)
Richmond	$7,920	$7,663	3.4%	$51,108	$49,233	3.8%
Tampa	12,116	11,652	4.0%	77,714	75,153	3.4%
Winston-Salem	3,294	3,235	1.8%	21,128	21,272	(0.7)%
Community Newspapers	10,221	9,575	6.7%	64,262	60,519	6.2%

Broadcast Time Sales (gross) (000)	$24,748	$22,412	10.4%	$152,250	$136,554	11.5%
Local	14,432	13,508	6.8%	91,881	85,037	8.0%
National	8,447	8,701	(2.9)%	51,763	50,214	3.1%
Political	1,869	203	—	8,606	1,303	—

Selected Online Total Page Views
TBO.com	17,522,217	12,842,155	36.4%	89,456,799	81,509,098	9.8%
(Tampa, Fla.)
timesdispatch.com	6,039,122	6,740,836	(10.4)%	37,931,046	39,840,243	(4.8)%
(Richmond, Va.)
JournalNow.com	2,960,807	2,255,944	31.2%	16,533,610	15,477,352	6.8%
(Winston-Salem, N.C.)

Notes:All data are subject to later adjustment; excludes discontinued operations.

MEDIA GENERAL, INC.

Daily Newspapers Advertising Linage*

	June			Year-to-Date
	2004	2003	% Change	2004	2003	% Change

RICHMOND TIMES-DISPATCH
Retail	29,063	29,634	(1.9)%	198,622	209,764	(5.3)%
National	11,090	11,817	(6.2)%	65,141	65,768	(1.0)%
Classified	74,647	74,145	0.7%	464,413	448,151	3.6%
Total	114,800	115,596	(0.7)%	728,176	723,683	0.6%

TAMPA TRIBUNE
Retail	38,953	36,389	7.0%	258,239	262,018	(1.4)%
National	14,557	19,067	(23.7)%	86,511	97,266	(11.1)%
Classified	131,900	132,458	(0.4)%	832,022	845,184	(1.6)%
Total	185,410	187,914	(1.3)%	1,176,772	1,204,468	(2.3)%

WINSTON-SALEM JOURNAL
Retail	33,796	32,546	3.8%	224,094	222,438	0.7%
National	6,496	6,852	(5.2)%	50,985	49,679	2.6%
Classified	59,750	58,461	2.2%	370,164	380,598	(2.7)%
Total	100,042	97,859	2.2%	645,243	652,715	(1.1)%

COMMUNITY DAILIES
Retail	303,050	315,564	(4.0)%	1,964,381	2,025,772	(3.0)%
National	31,918	32,508	(1.8)%	169,780	163,526	3.8%
Classified	451,783	412,751	9.5%	2,806,552	2,505,471	12.0%
Total	786,751	760,823	3.4%	4,940,713	4,694,769	5.2%

MEDIA GENERAL DAILIES TOTAL
Retail	404,862	414,133	(2.2)%	2,645,336	2,719,992	(2.7)%
National	64,061	70,244	(8.8)%	372,417	376,239	(1.0)%
Classified	718,080	677,815	5.9%	4,473,151	4,179,404	7.0%
Total	1,187,003	1,162,192	2.1%	7,490,904	7,275,635	3.0%

*  Advertising is in column inches - full run only

Media General Reports Second-Quarter Results

        RICHMOND, Va., July 13 /PRNewswire-FirstCall/ — Media General (NYSE: MEG) today reported second-quarter net income of $18.5 million, or 78 cents per diluted share, a 5.9 percent increase, compared with $17.5 million, or 75 cents per diluted share, in the second quarter of 2003.

        “Media General’s second-quarter results reflected an outstanding profit performance by the Broadcast Division, up 22 percent from last year, driven by robust political advertising and increased local time sales. The Publishing Division continued to benefit from classified advertising revenue growth, up nearly 10 percent for the quarter, led by increased help-wanted advertising,”said J. Stewart Bryan III, chairman and chief executive.

        “Equity earnings from our one-third ownership of SP Newsprint, while substantially improved compared to last year, were well below our expectations for the quarter. Newsprint price increases so far this year have not materialized as quickly as anticipated. SP Newsprint is also experiencing pressure on the expense side, especially for raw materials and energy costs. The lower performance by SP Newsprint accounted for the major difference between our original expectations for the second quarter and our actual results. To a lesser extent, non-recurring Corporate expenses for several projects, including Sarbanes-Oxley matters, also hampered higher profit growth for the second quarter,” said Bryan.

        Consolidated revenues for the second quarter rose 6.7 percent to $224.9 million, compared with $210.7 million in the second quarter of 2003. Segment profit of $54.7 million increased nearly 10 percent, and segment cash flow of $65.5 million was up 5.5 percent.

        Publishing segment profit of $31.9 million was up approximately 1 percent from last year’s second quarter, which included a decline in income from the company’s 20 percent interest in The Denver Post to $48,000 from income of $279,000 last year.

        Publishing total revenues of $140.6 million increased 4.1 percent, and advertising revenues increased 4.2 percent. Including online revenues from newspaper Web sites, total publishing revenues were up 4.7 percent over last year, and newspaper advertising revenues increased 4.9 percent.

        Classified revenues grew $4.2 million, or 9.6 percent, and reflected strong employment advertising. Employment linage gains for the quarter were up 20 percent in the aggregate for the company’s three metro newspapers, including an increase of 18.4 percent at the Richmond Times-Dispatch, a 17.7 percent gain at The Tampa Tribune, and a 30.2 percent increase at the Winston- Salem Journal.

        Retail revenues were down $455,000, or 1.4 percent, from last year and reflected continued industry-wide softness in the department store category. While each of the company’s three metropolitan newspapers experienced year- over-year declines, some community newspapers, including properties located in Alabama, South Carolina and Southwest Virginia, reported retail growth.

        Preprint revenues were up $290,000, or 1.4 percent, and most of the company’s newspapers reported increases. National revenues decreased $400,000, or 4.6 percent, reflected lower activity in the telecommunications, computers, electronics and automotive categories. Circulation revenues, aided by rate increases at a number of newspapers and volume growth in Tampa, increased 3.8 percent.

        Publishing total expenses were up 5.1 percent from last year due to higher costs for newsprint, employee benefits and circulation growth programs. Newsprint expense for the quarter was 11 percent higher than last year and reflected price increases of $39 per ton.

        Broadcast Division segment profit of $24.3 million rose 22 percent compared to the same 2003 period. This strong performance principally reflected higher political advertising revenues, which totaled $5.6 million for the quarter.

        Broadcast total revenues increased 10.6 percent to $81.9 million and total time sales were up $7.6 million, or 10.2 percent. Local time sales increased by $3.4 million, or 7.5 percent, and reflected continued aggressive sales initiatives and new selling tools to boost advertising by local customers. National time sales were down $494,000, or 1.8 percent, reflecting softness in a number of categories.

        Broadcast total expenses for the second quarter rose 6.6 percent, due primarily to higher payroll and employee benefits costs. Salary expense increases included sales commissions associated with higher revenues. Positions in sales, news and production, which were temporarily held open until the economy improved, have been filled to support stronger business levels.

        Interactive Media Division revenues were up 53 percent over 2003 to $3.5 million, led by a 57 percent increase in classified advertising across the division’s Web sites. Local advertising increased 22 percent and national advertising also experienced a solid increase. The division reported a segment loss of $1.5 million, a 14-percent improvement over the prior-year second quarter.

        Interest expense decreased $428,000 from the second quarter of 2003 primarily due to lower interest rates.

        The loss from the company’s share of SP Newsprint of $72,000, represented major improvement from last year’s loss of $1.6 million and reflected higher newsprint prices, partially offset by higher expenses for raw materials and energy.

        Acquisition intangibles amortization was $1.1 million higher than last year due to network affiliation amortization.

        Corporate expense, as expected, was higher than last year. The main factors in the increase were the inclusion of variable interest entity depreciation, higher employee benefits expense and information technology enhancements. Also included were higher legal and other consulting costs, which are not expected to recur, related to initial compliance with Sarbanes- Oxley and other projects. Barring any unforeseen items, the company expects Corporate expense to be in the range of $9.5-$10 million in each of the remaining two quarters of 2004.

        Other expense of $2.3 million for the quarter reflected costs related to the company’s incentive plan, restricted stock awards and other miscellaneous items, partially offset by income from outside customers of the Shared Services Department and a favorable adjustment relating to the Medicare Prescription Drug act. Other expense is estimated at a base level of $2.5 million per quarter for the balance of 2004.

        EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) in the second quarter of 2004 was $53.3 million, compared with $51.7 million in the 2003 period. Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $22.2 million, compared with $26.5 million in the prior-year period, reflected higher capital spending in 2004 compared with the 2003 second quarter.

        Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful for evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to meet its debt service requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

        For the third quarter of 2004, Publishing Division revenues are expected to increase 4-5 percent over last year. Classified advertising revenues are expected to be strong, and Retail and National revenues should be up compared with last year’s third quarter.

        For the Broadcast Division, time sales are expected to increase 13-14 percent over last year’s third quarter. A substantial portion of the increase will come from robust political spending as presidential, U.S. Senate and state congressional campaigns heat up. Media General also looks forward to advertising revenues from the Summer Olympics on its five NBC stations. Local time sales should continue their growth trend, and the company believes National time sales will be up over last year.

        As reported at the Mid-Year Media Review, the company believes newsprint producers may announce a $50-per-ton increase in August or September. If that occurs, Media General expects to report equity income from its investment in SP Newsprint of just under $1 million for the third quarter of 2004 and just under $2 million for the fourth quarter.

        The current range of analyst estimates for the third quarter of 2004 is 55 cents per share to 74 cents per share. At this time, Media General expects its results to be in the middle of the range. The company reported earnings per share of 49 cents for the third quarter of 2003, excluding the effect of an accounting change and discontinued operations.

Conference Call and Webcast

        Media General’s management will discuss second-quarter results during a conference call today at 11 a.m. ET. The call can be accessed via a live webcast through the company’s Web site http://www.mediageneral.com by choosing the “Live Earnings Conference” link at the top of the home page. To access the conference call, dial 1-800-500-0311 about ten minutes prior to the call. A replay of the webcast will be available at 1 p.m. today at the same Web address. A replay of the conference call is available beginning at 2 p.m. today until July 20 at midnight by dialing 1-888-203-1112 or 719-457-0820 and using the passcode 243726. The full text of the prepared remarks will be available on the company’s Web site shortly after the call concludes.

Forward-Looking Statements

        This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

        Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations and interactive media. The company’s publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General’s 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-six Weeks Ending

(Unaudited, in thousands, except per share amounts)	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Revenues	$ 224,890	$ 210,715	$ 433,046	$ 406,803
Operating costs:
Production	92,608	87,455	185,704	177,520
Selling, general and administrative	79,614	71,515	154,881	144,931
Depreciation and amortization	16,303	16,576	33,571	33,649

Total operating costs	188,525	175,546	374,156	356,100

Operating income	36,365	35,169	58,890	50,703

Other income (expense):
Interest expense	(7,557)	(7,985)	(15,528)	(17,853)
Investment loss-unconsolidated affiliates	(24)	(1,292)	(193)	(3,508)
Other, net	634	1,255	693	8,235

Total other expense	(6,947)	(8,022)	(15,028)	(13,126)

Income from continuing operations before income taxes	29,418	27,147	43,862	37,577
Income taxes	10,885	9,909	16,229	13,717

Income from continuing operations	18,533	17,238	27,633	23,860
Discontinued operations:
Income from discontinued operations (net of tax)	—	267	—	656

Net income	$ 18,533	$ 17,505	$ 27,633	$ 24,516

Net income per common share:
Income from continuing operations	$ 0.79	$ 0.75	$ 1.19	$ 1.03
Discontinued operations	—	0.01	—	0.03

Net income	$ 0.79	$ 0.76	$ 1.19	$ 1.06

Net income per common share - assuming dilution:
Income from continuing operations	$ 0.78	$ 0.74	$ 1.16	$ 1.02
Discontinued operations	—	0.01	—	0.03

Net income	$ 0.78	$ 0.75	$ 1.16	$ 1.05

Weighted-average common shares outstanding:
Basic	23,364	23,044	23,308	23,041
Diluted	23,791	23,322	23,726	23,308

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended June 27, 2004
Consolidated revenues	$140,586	$81,869	$3,475	$(1,040)	$224,890

Segment operating cash flow	$37,791	$28,882	$(1,139)		$65,534
Allocated amounts:
Equity in net income of unconsolidated affiliate	48				48
Depreciation and amortization	(5,929)	(4,551)	(360)		(10,840)

Segment profit (loss)	$31,910	$24,331	$(1,499)		54,742

Unallocated amounts:
Interest expense					(7,557)
Investment loss-SP Newsprint					(72)
Acquisition intangibles amortization					(4,109)
Corporate expense					(11,284)
Other					(2,302)

Consolidated income from continuing operations before income taxes					$29,418

Quarter Ended June 29, 2003
Consolidated revenues	$135,005	$74,002	$2,275	$(567)	$210,715

Segment operating cash flow	$37,895	$25,512	$(1,302)		$62,105
Allocated amounts:
Equity in net income of unconsolidated affiliate	279				279
Depreciation and amortization	(6,523)	(5,505)	(436)		(12,464)

Segment profit (loss)	$31,651	$20,007	$(1,738)		49,920

Unallocated amounts:
Interest expense					(7,985)
Investment loss-SP Newsprint					(1,571)
Acquisition intangibles amortization					(2,990)
Corporate expense					(8,549)
Other					(1,678)

Consolidated income from continuing operations before income taxes					$27,147

Six Months Ended June 27, 2004
Consolidated revenues	$276,234	$152,126	$6,484	$(1,798)	$433,046

Segment operating cash flow	$69,737	$48,778	$(2,423)		$116,092
Allocated amounts:
Equity in net income of unconsolidated affiliate	148				148
Depreciation and amortization	(11,924)	(9,968)	(750)		(22,642)

Segment profit (loss)	$57,961	$38,810	$(3,173)		93,598

Unallocated amounts:
Interest expense					(15,528)
Investment loss-SP Newsprint					(341)
Acquisition intangibles amortization					(8,218)
Corporate expense					(21,358)
Other					(4,291)

Consolidated income from continuing operations before income taxes					$43,862

Six Months Ended June 29, 2003
Consolidated revenues	$265,372	$138,134	$4,412	$(1,115)	$406,803

Segment operating cash flow	$68,316	$40,348	$(2,616)		$106,048
Allocated amounts:
Equity in net income of unconsolidated affiliate	176				176
Gain on sale of Hoover’s	5,746	5,746
Depreciation and amortization	(13,264)	(11,219)	(873)		(25,356)

Segment profit	$55,228	$29,129	$2,257		86,614

Unallocated amounts:
Interest expense					(17,853)
Investment loss-SP Newsprint					(3,684)
Acquisition intangibles amortization					(6,031)
Corporate expense					(18,099)
Other					(3,370)

Consolidated income from continuing operations before income taxes					$37,577

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, In thousands)	June 27, 2004	December 28, 2003

ASSETS
Current assets:
Cash and cash equivalents	$ 9,834	$ 10,575
Accounts receivable - net	109,015	113,226
Inventories	7,039	6,171
Other	27,328	32,649

Total current assets	153,216	162,621

Investments in unconsolidated affiliates	89,804	89,994
Other assets	59,526	60,277
Property, plant and equipment - net	430,297	434,088
Excess of cost over fair value of net identifiable assets of acquired businesses - net	832,004	832,004
FCC licenses and other intangibles - net	799,553	807,771

Total assets	$2,364,400	$2,386,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 21,158	$ 22,210
Accrued expenses and other liabilities	78,148	83,424
Income taxes payable	1,536	8,769

Total current liabilities	100,842	114,403

Long-term debt	513,952	531,969
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	374,493	362,769
Other liabilities and deferred
credits	142,225	174,833
Stockholders’ equity	1,137,568	1,107,461

Total liabilities and stockholders’ equity	$2,364,400	$2,386,755

Media General, Inc.
EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW

	Thirteen Weeks Ending		Twenty-six weeks Ending
(Unaudited, in thousands)	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Income from continuing operations	$18,533	$17,238	$27,633	$23,860
Interest	7,557	7,985	15,528	17,853
Taxes	10,885	9,909	16,229	13,717
Depreciation and amortization	16,303	16,576	33,571	33,649

EBITDA from continuing operations	$53,278	$51,708	$92,961	$89,079

Income from continuing operations	$18,533	$17,238	$27,633	$23,860
Depreciation and amortization	16,303	16,576	33,571	33,649

After-tax cash flow	$34,836	$33,814	$61,204	$57,509

After-tax cash flow	$34,836	$33,814	$61,204	$57,509
Capital expenditures	12,662	7,307	19,604	14,490

Free cash flow	$22,174	$26,507	$41,600	$43,019

SOURCE Media General
    -0-                                          07/13/2004
   /CONTACT: Investors: Lou Anne Nabhan, +1-804-649-6103, or Media: Ray Kozakewicz, +1-804-649-6748, both of Media General/
   /First Call Analyst: /
   /FCMN Contact: etucker@mediageneral.com /
   /Web site: http://www.mediageneral.com /
   (MEG)

CO: Media General
ST: Virginia
IN: PUB TVN PAP
SU: ERN CCA MAV ERP